Exhibit 99.1

2007-20

Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

CAMERON ANNOUNCES CEO AND CFO SUCCESSION PLANS

HOUSTON (December 14, 2007) – Cameron’s (NYSE: CAM) Board of Directors has approved succession plans for its chief executive officer and chief financial officer.

Jack B. Moore, Cameron’s current president and chief operating officer, will become chief executive officer effective April 1, 2008. Cameron’s current chairman and chief executive officer, Sheldon R. Erikson, will remain the Company’s chairman. Erikson was named president and chief executive officer of the Company in 1995, became chairman, president and chief executive officer in 1996, and has been the chairman and chief executive officer since January 2007, when Moore was elected as president and chief operating officer. Previously, Moore was a senior vice president of the Company and president of the Drilling & Production Systems group.

In addition, Cameron’s current vice president and corporate controller, Charles M. Sledge, will become CFO of the Company on April 1, 2008. He will replace current senior vice president of Finance and chief financial officer, Franklin Myers, who will become senior advisor to the Company for financial and M&A matters. Sledge has been vice president and corporate controller since joining Cameron in 2001. Myers joined Cameron in 1995 and has been CFO since 2003.

Erikson said that the Company’s talent and depth has allowed it to accomplish these transitions from within and that he expects the transitions to be seamless, as both he and Myers will remain with the Company. He went on to say that Moore’s and Sledge’s years of experience within the industry and Cameron uniquely qualify them to take on these new responsibilities and lead Cameron as the Company continues to grow and execute on delivery of its record backlog.

Cameron will hold a conference call on the morning of Monday, December 17 at 8:30 a.m. Eastern time (7:30 a.m. Central) to review the succession plans and respond to questions regarding this announcement. The call will be available as a webcast on the Company’s website at www.c-a-m.com, or may be accessed by calling 201-689-8261 approximately ten minutes prior to the starting time.

Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.

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Website: www.c-a-m.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding future changes in management made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s action with respect to planned management changes could differ from those described in the forward-looking statements. Such statements are based on current plans and expectations and are subject to future events and circumstances, over some of which the Company may have no control.